MASTER SERVICES AGREEMENT

This Agreement, dated _____ __, 2015, is between Ultimus Managers Trust (the “Trust”), an Ohio business trust, and Ultimus Fund Solutions, LLC (“Ultimus”), a limited liability company organized under the laws of the State of Ohio.

Background

The Trust is an open-end management investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”), and it desires that Ultimus perform certain services for each of its series listed on Schedule A (individually referred to herein as a “Fund” and collectively as the “Funds”). Ultimus is willing to perform such services on the terms and conditions set forth in this Agreement.

Terms and Conditions

1.	Retention of Ultimus

The Trust retains Ultimus to act as the service provider on behalf of each Fund for the services set forth in each Addendum selected below (collectively, the “Services”), which are incorporated by reference into this Agreement. Ultimus accepts such employment to perform the selected Services.

[X]	Fund Accounting Addendum

[X]	Fund Administration Addendum

[X]	Transfer Agent and Shareholder Servicing Addendum

Each selected Addendum is incorporated by reference into this Agreement.

2.	Allocation of Charges and Expenses

2.1.	Ultimus shall furnish at its own expense the executive, supervisory, and clerical personnel necessary to perform its obligations under this Agreement. Ultimus shall also pay all compensation of any officers of the Trust who are affiliated persons of Ultimus, except when such person is serving as the Trust’s chief compliance officer.

2.2.	The Trust, on behalf of each Fund, assumes and shall pay or cause to be paid all other expenses of the Trust or a Fund not otherwise allocated under this Section 2, including, without limitation, organization costs, taxes, expenses for legal and auditing services, the expenses of preparing (including typesetting), printing and mailing reports, prospectuses, statements of additional information, proxy statements and related materials, all expenses incurred in connection with issuing and redeeming shares, the costs of custodial services, the cost of initial and ongoing registration or qualification of the shares under federal and state securities laws, fees and out-of-pocket expenses of Trustees who are not affiliated persons of Ultimus or the investment adviser(s) to the Trust, insurance premiums, interest, brokerage costs, litigation and other extraordinary or nonrecurring expenses, and all fees and charges of investment advisers to the Trust.

3.	Compensation

3.1.	The Trust, on behalf of each Fund, shall pay for the Services to be provided by Ultimus under this Agreement in accordance with, and in the manner set forth in, the fee letter attached to each addendum (each a “Fee Letter”), which may be amended from time to time. Each Fee Letter is incorporate by reference into this Agreement.

3.2.	If this Agreement becomes effective subsequent to the first day of a month or terminates before the last day of a month, Ultimus’ compensation for that part of the month in which the Agreement is in effect shall be prorated in a manner consistent with the calculation of the fees as set forth in the applicable Fee Letter. The Trust shall promptly pay Ultimus’ compensation for the preceding month.

3.3.	Regulatory changes. In the event that the U.S. Securities and Exchange Commission (the “SEC”), Financial Industry Regulatory Authority, Inc. (“FINRA”), or any other regulator or self-regulatory authority adopts regulations and requirements relating to the payment of fees to service providers, the parties agree to negotiate in good faith amendments to this Agreement in order to comply with such requirements.

4.	Reimbursement of Expenses

In addition to paying Ultimus the fees described in each Fee Letter, the Trust, on behalf of each Fund, agrees to reimburse Ultimus for its reasonable out-of-pocket expenses in providing services hereunder, including without limitation the following:

4.1.	All freight and other delivery and bonding charges incurred by Ultimus in delivering materials to and from the Trust;

4.2.	All direct telephone, telephone transmission and telecopy or other electronic transmission expenses incurred by Ultimus in communication with the Trust, the Trust’s investment adviser(s) or custodian, counsel for the Trust or a Fund, counsel for the Trust’s independent Trustees, dealers or others as required for Ultimus to perform the services to be provided hereunder;

4.3.	The cost of obtaining security market quotes;

4.4.	All fees and expenses incurred in connection with any licensing of software, subscriptions to databases, custom programming or systems modifications required to provide any special reports or services requested by the Trust;

4.5.	Any expenses Ultimus shall incur at the direction of an officer of the Trust thereunto duly authorized other than an employee or other affiliated person of Ultimus who may otherwise be named as an authorized representative of the Trust for certain purposes;

4.6.	A reasonable allocation of the costs associated with the preparation of Service Organization Control 1 Reports (“SOC1 Reports”); and

4.7.	Any additional expenses reasonably incurred by Ultimus in the performance of its duties and obligations under this Agreement.

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5.	Maintenance of Books and Records; Record Retention

5.1.	Ultimus shall maintain and keep current the accounts, books, records and other documents relating to the Trust’s Services as may be required by applicable law, rules, and regulations, including Federal Securities Laws as defined under Rule 38a-1 under the 1940 Act.

5.2.	Ownership of Records.

A.	General. Ultimus further agrees that all such books, records, and other data (except computer programs and procedures) developed to perform the Services (collectively, “Client Records”) shall be the property of the Trust or Fund.

B.	Ultimus agrees to provide the Client Records of the Trust or Fund upon reasonable request, and to make such books and records available for inspection by the Trust, Fund, or its regulators at reasonable times.

C.	Upon Termination. Ultimus also agrees to furnish to the Trust or Fund all Client Records in appropriate form as soon as practicable after any termination of this Agreement. Unless otherwise required by applicable law, rules, or regulations, Ultimus shall promptly turn over to the Trust or Fund or, upon the Trust of Fund’s written request, destroy Ultimus’ files, records, and documents created and maintained by Ultimus pursuant to this Agreement, which Ultimus no longer needs to perform the Services. If Ultimus is required by applicable law, rule, or regulation to maintain any Client Records, it will provide the Trust or Fund with copies as soon as reasonably practical after the termination.

5.3.	Ultimus agrees to keep confidential all books and records and other information relative to the Trust, a Fund, and its shareholders; except when requested to divulge such information by duly constituted authorities or court process.

5.4.	If Ultimus is requested or required to disclose any confidential information supplied to it by the Trust or Fund, Ultimus shall unless prohibited by law, promptly notify the Trust or Fund of such request(s) so that the Trust or Fund may seek an appropriate protective order.

5.5.	Nonpublic personal shareholder information shall remain the sole property of the Trust. Such information shall not be disclosed or used for any purpose, except in connection with the performance of the duties and Services under this Agreement or as permitted by law. The parties agree to comply with all regulations promulgated by the SEC or other applicable laws regarding the confidentiality of shareholder information.

5.6.	The provisions of this Section shall survive the termination of this Agreement.

6.	Subcontracting

Ultimus may, at its expense, subcontract with any entity or person concerning the provision of the Services; provided, however, that Ultimus shall not be relieved of any of its obligations under this Agreement by the appointment of such subcontractor and that Ultimus shall be responsible, to the extent provided in Section 9, for all acts of a subcontractor.

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7.	Effective Date

7.1.	This Agreement shall become effective as of the date first written above with respect to each Fund in existence on such date (or, if a particular Fund is not in existence on that date, on the date such Fund commences operation) (the “ Agreement Effective Date”).

7.2.	Each Addendum shall become effective as of the date first written in the Addendum with respect to each Fund in existence on such date (or, if a particular Fund is not in existence on that date, on the date such Fund commences operation) (collectively with the Agreement Effective Date, the “Effective Date”).

8.	Term

8.1.	Initial Term. This Agreement shall continue in effect, unless earlier terminated by either party as provided under this Section 8, for a period of two years from the date first written above (the “Initial Term”).

8.2.	Renewal Terms. Immediately following the Initial Term and any Renewal Term, this Agreement shall automatically renew for a successive one-year period (a “Renewal Term”).

8.3.	Termination. A party may terminate this Agreement under the following circumstances.

A.	Termination for Good Cause. During the Initial Term or a Renewal Term, a party (the “Terminating Party”) may only terminate the Agreement against the other party (the “Non-Terminating Party”) for good cause. For purposes of this Agreement, “good cause” shall mean:

(1)	a material breach of this Agreement by the Non-Terminating Party that has not been cured or remedied within 30 days after the Non-Terminating Party receives written notice of such breach from the Terminating Party;

(2)	a series of negligent acts, omissions, or breaches of this Agreement by the Non-Terminating Party which, although individually immaterial, in the aggregate constitute a failure to reasonably perform under this Agreement (as determined by the sole reasonable judgment of the Terminating Party), provided that the Terminating Party provides written notice of the failures and gives the Non-Terminating Party 30 days to cure the failures;

(3)	the Non-Terminating Party takes a position regarding compliance with Federal Securities Laws that the Terminating Party reasonably disagrees with (as determined by the Terminating Party’s Chief Compliance Officer), the Terminating Party provides 30 days’ prior written notice of such disagreement, and the parties fail to come to agreement on the position;

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(4)	a final and unappealable judicial, regulatory, or administrative ruling or order in which the Non-Terminating Party has been found guilty of criminal or unethical behavior in the conduct of its business;

(5)	the authorization or commencement of, or involvement by way of pleading, answer, consent ,or acquiescence in, a voluntary or involuntary case under Title 11 of the United States Code (or any law replacing Title 11), as then in effect.

B.	Out-of-Scope Termination. If a Trust or Fund demands services that are reasonably beyond the scope of this Agreement and any incorporated Addendum, and the parties cannot agree on appropriate terms relating to such out-of-scope Services, Ultimus may terminate this Agreement upon 60 days’ prior written notice.

C.	End-of-Term Termination. A party can terminate this Agreement at the end of the Initial Term or a Renewal Term by providing written notice of termination to the other party at least 90 days prior to the end of the Initial Term or then-current Renewal Term.

D.	Early Termination. Any termination other than termination under Section 8.3.A-C is deemed an “Early Termination”. A party that provides a notice of early termination is subject to an “Early Termination Fee” equal to the pro rated fee amount left in the then-current term as calculated in the applicable Fee Letter.

E.	Final Payment. Any unpaid compensation, reimbursement of expenses, or Early Termination Fee is due to Ultimus within 15 calendar days of the termination date provide in the notice of termination.

F.	Upon termination of this Agreement, Ultimus will cooperate with any reasonable request of the Trust to effect a prompt transition to a new administrative service provider selected by the Trust. Ultimus shall be entitled to collect from the Trust, in addition to the compensation described in each applicable Fee Letter, the amount of all of Ultimus’ cash disbursements reasonably made for services in connection with Ultimus’ activities in effecting such termination, including without limitation, the delivery to the Trust or its designees the Trust’s property, records, instruments, and documents.

8.4.	Failure by either party to terminate this Agreement for a particular cause shall not constitute a waiver of its right to subsequently terminate this Agreement for the same or any other cause.

9.	Standard of Care; Limits of Liability; Indemnification

9.1.	Standard of Care. Each party's duties are limited to those expressly set forth in this Agreement and the parties do not assume any implied duties. Each party shall use its best efforts in the performance of its duties and act in good faith in performing the Services or its obligations under this Agreement.

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9.2.	Limits of Liability

A.	Ultimus shall not be liable for any Losses (as defined below) arising from the following:

(1)	acting pursuant to a reasonable request or under the direction of or in reliance on the reasonable advice of the Trust or any Fund, regardless of whether such direction or advise is written or oral;

(2)	performing Services or duties pursuant to any instruction, notice, or other instrument from the Trust or Fund that Ultimus reasonably believes to be genuine and to have been signed or presented by a duly authorized representative of the Trust or any Fund (other than an employee or other affiliated persons of Ultimus who may otherwise be named as an authorized representative of the Trust for certain purposes);

(3)	operating under its own initiative, in good faith and in accordance with the standard of care set forth herein, in performing its duties or the Services;

(4)	using valuation information provided by the Trust (or by other third party pricing services as instructed by the Trust) to Ultimus for any purposes, including the valuation of assets;

(5)	any default, damages, loss of data or documents, errors, delay, or other loss whatsoever caused by events beyond Ultimus’ reasonable control; and

(6)	any action or omission by the Trust or other past or current service provider.

B.	Ultimus may apply to the Trust at any time for instructions and may consult with counsel for the Trust or a Fund, counsel for the Trust’s independent Trustees, or Ultimus’ own counsel; and with accountants and other experts with respect to any matter arising in connection with Ultimus' duties or the Services. Ultimus shall not be liable or accountable for any action taken or omitted by it in good faith in accordance with such instruction or with the reasonable opinion of such counsel, accountants, or other experts qualified to render such opinion.

C.	A copy of the Trust’s Declaration of Trust is on file with the Secretary of the State of Ohio, and notice is hereby given that this instrument is executed on behalf of the Trust and not the Trustees individually and that the obligations of this instrument are not binding upon any of the Trustees, officers or shareholders individually but are binding only upon the assets and property of the Trust (or if the matter relates only to a particular Fund, that Fund), and Ultimus shall look only to the assets of the Trust (or the particular Fund), for the satisfaction of such obligations. Not in limitation of the foregoing, to the extent that Ultimus is engaged to provide services hereunder attributable only to a particular Fund or group of Funds, Ultimus shall look only to the assets of that particular Fund or Funds, as applicable, to satisfy any liability arising in connection therewith, and no other Fund shall incur any liability or obligation in connection therewith.

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9.3.	Indemnification

A.	Each party (the “Indemnifying Party”) agrees to indemnify, defend, and protect the other party, including its trustees or directors, officers, employees, and other agents (collectively, the “Indemnitees”), and shall hold the Indemnitees harmless from and against any actions, suits, claims, losses, damages, liabilities, and reasonable costs, charges, expenses (including attorney fees and investigation expenses) (collectively, “Losses”) arising directly or indirectly out of the failure of the Indemnifying Party’s failure to: (1) exercise the standard of care set forth above unless such Losses were caused in part by the Indemnitees own willful misfeasance, bad faith or gross negligence; (2) any violation of Applicable Law by the Indemnifying Party or its affiliated persons or agents relating to this Agreement and the activities thereunder; and (3) any material breach by the Indemnifying Party or its affiliated persons or agents of this Agreement.

B.	Notwithstanding the foregoing provisions, the Trust or Fund shall indemnify Ultimus for Ultimus’ Losses arising from circumstances under Section 9.2.A.

C.	Neither party shall have an obligation to indemnify or reimburse the other party under this section if such Losses are covered under any insurance policy, as determined in good faith by the Trust’s insurer.

9.4.	The provisions of this Section 9 shall survive termination of this Agreement.

10.	Force Majeure. Neither party will be liable for Losses, loss of data, delay of Services, or any other issues caused by events beyond its reasonable control, including, without limitation, acts of civil or military authority, national emergencies, fire, flood, catastrophe, acts of God, insurrection, war, riots, or (unless such failures are within Ultimus’ reasonable control) failure of the mails, transportation, communication, or power supply.

11.	Representations and Warranties

11.1.	Joint Representations. Each party represents and warrants that:

(A)	It is a corporation, partnership, trust, or other entity duly organized and validly existing in good standing under the laws of the jurisdiction in which it is organized.

(B)	To the extent required by Applicable Law (defined below), it is duly registered with all appropriate regulatory agencies or self-regulatory organizations and such registration will remain in full force and effect for the duration of this Agreement.

(C)	For the duties and responsibilities under this Agreement, it will abide by all applicable federal and state laws, including without limitation federal and state securities laws; regulations, rules, and interpretations of the SEC and its authorized regulatory agencies and organizations, including FINRA; and all other self-regulatory organizations governing the transactions contemplated under this Agreement (collectively, “Applicable Law”).

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(D)	It has duly authorized the execution and delivery of this Agreement and the performance of the transactions, duties, and responsibilities contemplated by the Agreement.

(E)	This Agreement constitutes a legal obligation of the party, subject to bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting the rights and remedies of creditors and secured parties.

(F)	It will provide to the other party immediate notice to the extent the notifying party is unable to perform under the terms of this Agreement.

(G)	It has adopted and implemented procedures and an Information Security Program (as discussed in Section 15 of this Agreement) that are reasonably designed to safeguard Confidential Information (as defined in Section 15), including:

(1)	ensuring the security and confidentiality of Confidential Information;

(2)	protecting against any anticipated threats or hazards to the security or integrity of Confidential Information;

(3)	protecting against unauthorized access to or use of Confidential Information that could result in substantial harm or inconvenience to any shareholders, parties to this Agreement (or their affiliates), and the party’s agents and contractors;

(4)	protecting against unauthorized disclosure of non-public personal information to unaffiliated third parties; and

(5)	ensuring compliance with Regulation S-P (17 C.F.R. 248) and any other federal or state laws or regulations by which the parties may be regulated, each as currently promulgated or as amended.

(H)	It will maintain all records required by Applicable Law relating to transactions in the shares and promptly make such records available upon the request of the other party; and promptly notify the other party if the notifying party has trouble with maintaining accurate and complete records as required under this Agreement.

11.2.	Representations of the Trust.

(A)	The Trust represents and warrants to Ultimus that: (1) as of the close of business on the Effective Date, each Fund that is then in existence has authorized unlimited shares, and (2) no shares of the Trust will be offered to the public until the Trust’s registration statement under the Securities Act and the 1940 Act has been declared or becomes effective.
(B)	It shall cause the investment adviser(s) and sub-advisers, prime broker, custodian, legal counsel, independent accountants, and other service providers and agents, past or present, for each Fund to cooperate with Ultimus and to provide it with such information, documents, and advice relating to the Fund as appropriate or requested by Ultimus, in order to enable Ultimus to perform its duties and obligations under this Agreement.

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(C)	Ultimus shall (without investigation or verification) be entitled and instructed to rely upon any instructions, advice, information or documents provided to Ultimus by an officer or representative of the Trust or a Fund or by any of the service providers mentioned in Section 11.2.B.

(D)	Ultimus shall be entitled to rely on any documents or information that it reasonably believes to be genuine and to have been signed or presented by the proper party.

(E)	The Trust will notify Ultimus in writing of any change of authority of any officer, agent, representative or employee of the Trust or a Fund, or the service providers mentioned in Section 11.2.B.; and Ultimus may continue to rely on instructions and information from such parties until so notified by the Trust.

11.3.	Representations of Ultimus. Ultimus represents and warrants that:

(A)	It will maintain a disaster recovery plan and procedures including provisions for emergency use of electronic data processing equipment, which is reasonable in light of the services to be provided, and it will, at no additional expense to the Trust, take reasonable steps to minimize service interruptions (Ultimus shall have no liability with respect to the loss of data or service interruptions caused by equipment failure, provided it maintains such plans and procedures).

(B)	It has and will continue to have access to the necessary facilities, equipment, and personnel to perform its duties and obligations under this Agreement.

12.	Insurance

12.1.	Maintenance of Insurance Coverage. Each party agrees to maintain throughout the term of this Agreement professional liability insurance coverage of the type and amount reasonably customary in its industry. Upon request, a party shall furnish the other party with pertinent information concerning the professional liability insurance coverage that it maintains. Such information shall include the identity of the insurance carrier(s), coverage levels, and deductible amounts.

12.2.	Notice of Claims. A party shall notify the other party of any material claims against the notifying party under such insurance, whether or not the party is covered by insurance, and, if requested by the non-notifying party, the notifying party shall aggregate and disclose all outstanding claims against the notifying party.

12.3.	Notice of Termination. A party shall promptly notify the other party should any of the notifying party’s insurance coverage be canceled or reduced. Such notification shall include the date of change and the reasons therefore.

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13.	Information Provided By The Trust

13.1.	Prior to the Effective Date. Prior to the Effective Date of this Agreement, the Trust will furnish to Ultimus the following:

(A)	copies of the Agreement and Declaration of Trust (the “Declaration of Trust”) and of any amendments thereto, certified by the proper official of the state in which such document has been filed;

(B)	the Trust’s Bylaws and any amendments thereto;

(C)	certified copies of resolutions of the Board covering the approval of this Agreement, authorization of a specified officer of the Trust to execute and deliver this Agreement and authorization for specified officers of the Trust to instruct Ultimus thereunder;

(D)	a list of all the officers of the Trust, together with specimen signatures of those officers who are authorized to instruct Ultimus in all matters; and

(E)	copies of the Prospectus and Statement of Additional Information for each Fund.

13.2.	After the Effective Date. After the Effective Date of this Agreement, the Trust will furnish to Ultimus any amendments to the items listed in Section 13.1.

14.	Compliance with Law

The Trust assumes full responsibility for the preparation, contents, and distribution of each prospectus of a Fund and further agrees to comply with all applicable requirements of the Federal Securities Laws and any other laws, rules and regulations of governmental authorities having jurisdiction over the Trust or Fund, including, but not limited to, the Internal Revenue Code of 1986, the USA PATRIOT Act of 2001, and the Sarbanes-Oxley Act of 2002, each as amended.

15.	Privacy and Confidentiality

15.1.	Definition of Confidential Information. The term “Confidential Information” shall mean all information that either party discloses (a “Disclosing Party”) to the other party (a “Receiving Party”), whether in writing, electronically, or orally and in any form (tangible or intangible), that is confidential, proprietary, or relates to clients or shareholders (each either existing or potential). Confidential Information includes, but is not limited to:

(A)	Any information concerning technology, such as systems, source code, databases, hardware, software, programs, applications, engaging protocols, routines, models, displays, and manuals;

(B)	Any unpublished information concerning research activities and plans, customers, clients, shareholders, strategies and plans, costs, operational techniques;

(C)	any unpublished financial information, including information concerning revenues, profits and profit margins, and costs or expenses; and

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(D)	Customer Information (as defined below).

Confidential Information is deemed confidential and proprietary to the Disclosing Party regardless of whether such information was disclosed intentionally or unintentionally, or marked appropriately.

15.2.	Definition of Customer Information. Any Customer Information will remain the sole and exclusive property of the party (or its affiliates) who had a pre-existing relationship with the client or customer.

(A)	“Customer Information” shall mean:

(1)	all non-public personally identifiable information as defined by Gramm-Leach-Bliley Act of 1999, as amended, and its implementing regulations (e.g., SEC Regulation S-P and Federal Reserve Board Regulation P) (collectively, the “GLB Act”); and

(2)	listings, descriptions, or other groupings of such information, however collected or received, including without limitation through “cookies”, web bugs, other electronic means, or non-electronic means pertaining to or identifiable to a party’s customers or clients (including prospective customers or clients) as well as members of their households.

Customer information will include, without limitation, name, address, electronic mail address, tax identification and social security numbers, drivers license or other state-issued identification numbers, passwords, account numbers, personal financial information, personal preferences, demographic data, marketing data, data about securities transactions, credit data, or any other similar data. To the extent necessary to perform its obligations under this Agreement, a party or its affiliates may disclose Customer Information.

15.3.	Treatment of Confidential Information

(A)	Each party agrees that at all times during and after the terms of this Agreement, it shall use, handle, collect, maintain, and safeguard Confidential Information in accordance with (1) the party’s published privacy policy, as amended, which will be presented to the other party prior to the effective date of this Agreement; (2) the confidentiality and non-disclosure requirements of this Agreement; (3) the GLB Act, as applicable and as it may be amended; and (4) such other Applicable Law, whether in effect now or in the future.

(B)	Each party agrees that:

(1)	The Receiving Party will hold all Confidential Information it obtains in strictest confidence and will use and permit use of Confidential Information solely for the purposes of this Agreement;

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(2)	Without limiting the foregoing, the Receiving Party shall apply at least the same degree of reasonable care used for its own confidential and proprietary information to avoid disclosure or use of Confidential Information under this Agreement;

(3)	The Receiving Party may disclose or provide access only to its responsible employees or agents who have a need to know and are under adequate confidentiality agreements or arrangements, and the Receiving Party or its employees may make copies of Confidential Information only to the extent reasonably necessary to carry out the obligations under this Agreement; and

(4)	The Receiving Party will immediately notify the Disclosing Party of any unauthorized disclosure or use, and will cooperate with the Disclosing Party to protect all proprietary rights in any Confidential Information.

15.4.	Cybersecurity

(A)	Information Security Program. The parties agree to implement and maintain a comprehensive written information security program (“Information Security Program”) in compliance with the GLB Act, which shall include all necessary measures, including the establishment and maintenance of appropriate policies, procedures, and technical, physical, and administrative safeguards to (1) ensure the security and confidentiality of Confidential Information, (2) protect against any foreseeable threats or hazards to the security or integrity of Confidential Information or unauthorized access or use of such information, and (3) ensure appropriate disposal of Confidential Information.

(B)	Risk assessments. Without limiting the foregoing, the Information Security Program shall provide for (1) continual assessment of the risks to the security of Confidential Information acquired or maintained by the party and its agents and contractors, including, but not limited to (a) identification of internal and external threats to physical facilities and electronic systems that could result in unauthorized disclosure, alteration, or destruction of Confidential Information; (b) assessment of the likelihood and potential damage of such threats, taking into account the sensitivity of such Confidential Information; and (c) assessment of the sufficiency of policies, procedures, and information systems of the party and its agents and contractors; and (2) appropriate protection against such risks.

(C)	Vendor Oversight. Each party shall require its agents and contractors with access to Confidential Information to regularly test key controls, systems, and procedures relating to the Information Security Program. The party shall determine the frequency and nature of such tests based on its own risk assessment.

(D)	Each party shall deliver to the other party, upon reasonable request, certification of compliance with this Section 15.4.

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(E)	Suspicious Activity. If a party becomes, knows, or should know of activities or practices that indicate the possible existence of identity theft (as defined by regulations adopted by the Federal Trade Commission), that party shall act appropriately, including the establishment and maintenance of policies and procedures to detect such activities or practices.

(F)	Notification of Breach or Threat. Each party will immediately report to the other parties all material breaches of security or unauthorized access (including by agents, contractors, or vendors) that affects the security of Confidential Information. Upon the occurrence of a material breach, all parties shall reasonably cooperate in implementing an appropriate response.

15.5.	Exceptions. This Section 15 shall not prohibit or limit the Receiving Party’s use, disclosure, reproduction, or dissemination of the Disclosing Party’s Confidential Information which:

(A)	is or becomes public domain information or material through no fault or breach of the Receiving Party;

(B)	was already rightfully known (without restriction on disclosure) to the Receiving Party prior to being obtained from the Disclosing Party, as evidenced by written records kept in the ordinary course of business or by proof of actual use by the Receiving Party known by the Disclosing Party;

(C)	was rightfully received by the Receiving Party from a third party (without restriction on disclosure or breach of confidentiality agreement with the Disclosing Party);

(D)	was independently developed by the Receiving Party without access to Confidential Information of the Disclosing Party;

(E)	is required to be disclosed, but only to the extent required: (1) by court order, (2) pursuant to Applicable Law, (3) by an examination authority or similar agent of a regulatory or self-regulatory authority having jurisdiction over both parties, or (4) an accountant or auditor in connection with an audit.

In all cases above, the Receiving Party will use reasonable measures to protect against further disclosure and it will notify the Disclosing Party (other than disclosure in connection with a regulatory examination or audit, in which case notice is not required) so that the Disclosing Party may have a reasonably opportunity to obtain a protective order or other form of protection against disclosure.

15.6.	Irreparable Harm. Each party acknowledges that any breach of this Section 15 would result in immediate and irreparable harm for which monetary damages would be inadequate. Accordingly, a party is entitled to equitable relief and shall not be required to post any bond or security to obtain such relief or to remedy any threatened or actual breach of this Section by the other party, as well as such other relief as any court of competent jurisdiction deems appropriate.

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15.7.	This provision and the obligations under this Section 15 shall survive termination of the Agreement.

16.	Notices

Any notice provided under this Agreement shall be sufficiently given when either delivered personally by hand or received by facsimile, electronic mail, or certified mail at the following address.

16.1.	If to the Trust.

Ultimus Managers Trust

Attn: President

225 Pictoria Drive, Suite 450

Cincinnati, Ohio 45246

Facsimile: (513) 587-3437

16.2.	If to Ultimus.

Ultimus Fund Solutions, LLC

Attn: Director of Fund Administration

225 Pictoria Drive, Suite 450

Cincinnati, Ohio 45246

Facsimile: (513) 587-3437

E-mail: FundAdmin@ultimusfundsolutions.com

17.	General Provisions

17.1.	This Agreement and its addendums, schedules, exhibits, and other documents incorporated by reference express the entire understanding of the parties and supersede any other agreement between them relating to the Services.

17.2.	Amendments. The parties may only amend or waive all or part of this Agreement by written amendment or waiver signed by both parties.

17.3.	Assignments

(A)	General. Except as provided in this Section 17.3, this Agreement and the rights and duties hereunder shall not be assignable by either of the parties except by the specific written consent of the non-assigning party.

(B)	Trust Reorganizations. The terms and provisions of this Agreement shall become automatically applicable to any investment company that is the successor to the Trust because of reorganization, recapitalization, or change of domicile.

(C)	Unless the Agreement is terminated in accordance with Section 8 of this Agreement, Ultimus may, to the extent permitted by law and in its sole discretion, assign all its rights and interests in this Agreement to an affiliate or to the purchaser of substantially all of its business, provided that Ultimus’ provides to the Trust at least 90 days’ prior written notice.

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(D)	This Agreement shall be binding upon, and shall inure to the benefit of, the parties and their respective successors and permitted assigns.

17.4.	Governing Law. This Agreement shall be construed in accordance with the laws of the State of Ohio and the applicable provisions of the 1940 Act. To the extent that the applicable laws of the State of Ohio, or any of the provisions herein, conflict with the applicable provisions of the 1940 Act, the latter shall control.

17.5.	Multiple Counterparts. This Agreement may be executed in two or more counterparts, each of which when executed shall be deemed to be an original, but such counterparts shall together constitute but one and the same instrument.

The parties duly executed this agreement as _____ __, 2015

	Ultimus Managers Trust		Ultimus Fund Solutions, LLC

By:		By:
Name:	David R. Carson	Name:	Robert G. Dorsey
Title:	President	Title:	President

Ultimus Master Services Agreement
_____ __, 2015	Page 15 of 15

SCHEDULE A

To the

Master Services Agreement

between

Ultimus Managers Trust

and

Ultimus Fund Solutions, LLC

Dated _____ __, 2015

Fund Portfolios (by fiscal year end)

February 28	May 31	August 30	November 30
Waycross Long/Short Fund

Fund Accounting Addendum

For

Ultimus Managers Trust

This Fund Accounting Addendum, dated _____ __, 2015, is between Ultimus Managers Trust (the “Trust”), on behalf of the Funds listed on Schedule A to the Master Services Agreement, dated _____ __, 2015, and Ultimus Fund Solutions, LLC (“Ultimus”).

Fund Accounting Services

1.	Performance of Daily Accounting Services

Ultimus shall perform the following accounting services daily for each Fund, each in accordance with the Fund’s prospectus and statement of additional information:

1.1.	calculate the net asset value per share utilizing prices obtained from the sources described in subsection 1.2 below;

1.2.	obtain security prices from independent pricing services, or if such quotes are unavailable, then obtain such prices from each Fund’s investment adviser or its designee, as approved by the Trust’s Board of Trustees (hereafter referred to as “Board”);

1.3.	verify and reconcile with the Funds’ custodian all daily trade activity;

1.4.	compute, as appropriate, each Fund’s net income and capital gains, dividend payables, dividend factors, yields, and weighted average portfolio maturity;

1.5.	review daily the net asset value calculation and dividend factor (if any) for each Fund prior to release to shareholders, check and confirm the net asset values and dividend factors for reasonableness and deviations, and distribute net asset values and yields to NASDAQ and such other entities as directed by the Fund;

1.6.	determine unrealized appreciation and depreciation on securities held by the Funds;

1.7.	amortize premiums and accrete discounts on securities purchased at a price other than face value, if requested by the Trust;

1.8.	update fund accounting system to reflect rate changes, as received from a Fund’s investment adviser, on variable interest rate instruments;

1.9.	post Fund transactions to appropriate categories;

1.10.	calculate Fund expenses and administer all disbursements for a Fund;

1.11.	accrue expenses of each Fund;

1.12.	determine the outstanding receivables and payables for all (1) security trades, (2) Fund share transactions and (3) income and expense accounts;

1.13.	provide accounting reports in connection with the Trust’s regular annual audit and other audits and examinations by regulatory agencies; and

1.14.	Provide such periodic reports as agreed to by the parties.

2.	Special Reports and Services

2.1.	Ultimus may provide additional special reports upon the request of the Trust or a Fund’s investment adviser, which may result in an additional charge, the amount of which the parties shall agreed to prior to the reports being made available.

2.2.	Ultimus may provide such other similar services with respect to a Fund as may be reasonably requested by the Trust, which may result in an additional charge, the amount of which shall be agreed upon between the parties prior to such services being provided.

3.	Additional Accounting Services

Ultimus shall also perform the following additional accounting services for each Fund.

3.1.	Financial Statements. Ultimus will provide monthly (or as frequently as may reasonably be requested by the Trust or a Fund’s investment adviser) a set of Financial Statements for each Fund. For purposes of this Fund Accounting Addendum, “Financial Statements” include the following: (A) Statement of Assets and Liabilities; (B) Statement of Operations; (C) Statement of Changes in Net Assets; (D) Security Purchases and Sales Journals; and (E) Fund Holdings Reports.

3.2.	Tax-related Services. Ultimus will assist the Trust’s independent public accountants with the preparation and filing of the Trust’s tax returns, and prepare and mail annual Form 1099, Form W-2P, and Form 5498 to appropriate shareholders, with a copy to the Internal Revenue Service.

3.3.	Other Information. Provide accounting information for the following:

(A)	federal and state income tax returns and federal excise tax returns;

(B)	the Trust’s quarterly and semiannual reports with the SEC on Form N-Q, Form N-SAR and Form N-CSR;

(C)	registration statements on Form N-1A and other filings relating to the registration of shares;

(D)	Ultimus’ monitoring of the Trust’s status as a regulated investment company under Subchapter M of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”);

(E)	annual audit by the Trust’s auditors; and

Fund Accounting Addendum	Page 2 of 3

(F)	examinations performed by the SEC.

3.4.	Other Services

(A)	monitor and advise the Trust and its Funds on their registered investment company status under the Internal Revenue Code;

(B)	as appropriate compute the Trust’s yields, total return, expense ratios, and portfolio turnover rate, and any other financial ratios required by regulatory filings; and

(C)	calculate performance data of the Trust.

The parties duly executed this Fund Accounting Addendum as of _____ __, 2015.

	Ultimus Managers Trust On behalf of all Funds listed on Schedule A to the Master Services Agreement		Ultimus Fund Solutions, LLC

By:		By:
Name:	David R. Carson	Name:	Robert G. Dorsey
Title:	President	Title:	President

Fund Accounting Addendum	Page 3 of 3

Fund Administration Addendum

For

Ultimus Managers Trust

This Addendum, dated _____ __, 2015, is between Ultimus Managers Trust (the “Trust”), on behalf of the Funds listed in Scheduled A to the Master Services Agreement, and Ultimus Fund Solutions, LLC (“Ultimus”).

Fund Administration Services

1.	Regulatory Reporting

Ultimus shall provide the Trust with regulatory reporting services, including:

1.1.	prepare, in consultation with Trust counsel, and supervise the filing of annual updates to prospectuses and statements of additional information in the Trust’s registration statements;

1.2.	prepare and file with the SEC (i) the reports for the Trust on Forms N-CSR, N-Q and N-SAR, (ii) Form N-PX, and (iii) all required notices pursuant to Rule 24f-2 under the 1940 Act;

1.3.	prepare such reports, notice filing forms and other documents (including reports regarding the sale and redemption of shares of the Trust as may be required in order to comply with federal and state securities law) as may be necessary or desirable to make notice filings relating to the Trust’s shares with state securities authorities, monitor the sale of Trust shares for compliance with state securities laws, and file with the appropriate state securities authorities compliance filings as may be necessary or convenient to enable the Trust to make a continuous offering of its shares; and

1.4.	cooperate with, and take all reasonable actions in the performance of its duties under this Agreement, to ensure that the necessary information is made available to the SEC or any other regulatory authority in connection with any regulatory audit of the Trust or any Fund;

2.	Shareholder Communications

Ultimus shall develop and prepare, with the assistance of the Trust’s investment adviser(s) and other service providers, communications to shareholders, including the annual and semiannual reports to shareholders, coordinate the mailing of prospectuses, notices and other reports to Trust shareholders.

3.	Corporate Governance

Ultimus shall provide the following services to the Trust and its Funds:

3.1.	provide individuals reasonably acceptable to the Trust’s Board of Trustees (the “Board”) to serve as officers of the Trust, who will be responsible for the management of certain of the Trust’s affairs as determined and under supervision by the Board;

3.2.	coordinate the acquisition of and maintain fidelity bonds and directors and officers/errors and omissions insurance policies for the Trust in accordance with the requirements of the 1940 Act and as such bonds and policies are approved by the Board; and

3.3.	coordinate meetings of and prepare materials for the Board’s quarterly meetings.

4.	Other Services

Ultimus shall provide all necessary office space, equipment, personnel, and facilities for handling the affairs of the Trust; and shall provide such other services as the Trust may reasonably request that Ultimus perform consistent with its obligations under the Master Agreement and this Fund Administration Addendum:

4.1.	administer contracts on behalf of the Trust with, among others, the Trust’s investment adviser(s), distributor, custodian, transfer agent and fund accountant;

4.2.	advise the Trust and its Board on matters concerning the Trust and its affairs including making recommendations regarding dividends and distributions;

4.3.	assist the Trust, each Fund’s investment adviser(s) and the Trust’s Chief Compliance Officer in monitoring the Trust and its Funds for compliance with applicable limitations as imposed by the 1940 Act and the rules and regulations thereunder or set forth in the Trust’s or any Fund’s then current Prospectus or Statement of Additional Information;

4.4.	cooperate with, and take all reasonable actions in the performance of its duties under this Agreement, to ensure that all necessary information is made available to, the Trust’s independent public accountants in connection with the preparation of any audit or report requested by the Trust;

4.5.	perform all reasonable and customary administrative services and functions of the Trust to the extent such administrative services and functions are not provided to the Trust by other agents of the Trust; and

4.6.	furnish advice and recommendations with respect to other aspects of the business and affairs of the Trust, as the Trust and Ultimus shall determine desirable.

The parties duly executed this Fund Administration Addendum as of _____ __, 2015.

	Ultimus Managers Trust On behalf of all Funds listed on Schedule A to the Master Services Agreement		Ultimus Fund Solutions, LLC

By:		By:
Name:	David R. Carson	Name:	Robert G. Dorsey
Title:	President	Title:	President

Fund Administration Addendum	Page 2 of 2

Transfer Agent and Shareholder Services Addendum

To the

Master Services Agreement

between

Ultimus Managers Trust

and

Ultimus Fund Solutions, LLC

Dated _____ __, 2015

This Addendum, dated _____ __, 2015, is between Ultimus Managers Trust (the “Trust”), on behalf of the Funds listed on Schedule A to the Master Services Agreement, dated _____ __, 2015, and Ultimus Fund Solutions, LLC (“Ultimus”).

Transfer Agent and Shareholder Services

1.	Shareholder Transactions

Ultimus shall provide the Trust with shareholder transaction services, including:

1.1.	process shareholder purchase, redemption, exchange, and transfers orders in accordance with conditions set forth in the applicable Fund’s prospectus(es) and confirming those orders;

1.2.	set up account information, including address, dividend options, taxpayer identification numbers, and wire instructions,

1.3.	assist shareholders making changes to their dividend and capital gains options, account designations, and addresses;

1.4.	issue confirmations in compliance with Rule 10b-10 under the Securities Exchange Act of 1934, as amended (the “1934 Act”);

1.5.	issue periodic statements for shareholders;

1.6.	act as a service agent and process income dividend and capital gains distributions, including the purchase of new shares, through dividend reimbursement;

1.7.	record the issuance of shares and maintain pursuant to Rule 17Ad-10(e) of the 1934 Act a record of the total number of shares of each Fund which are authorized, based upon data provided to it by the Trust, and issued and outstanding;

1.8.	perform such services as are required to comply with Rules 17a-24 and 17Ad-17 of the 1934 Act (the “Lost Shareholder Rules”);

1.9.	provide cost basis reporting to shareholders;

1.10.	withholding taxes on non-resident alien accounts; and

1.11.	administer and perform all other customary services of a transfer agent, including, but not limited to, answering routine customer inquiries regarding shares.

2.	Shareholder Information Services

Ultimus shall provide the Trust with shareholder information services, including:

2.1.	make information available to shareholder servicing unit and other remote access units regarding trade date, share price, current holdings, yields, and dividend information;

2.2.	produce detailed history of transactions through duplicate or special order statements upon request;

2.3.	provide mailing labels for distribution of financial reports, prospectuses, proxy statements or marketing material to current shareholders; and

2.4.	respond as appropriate to all inquiries and communications from shareholders relating to shareholder accounts.

3.	Compliance Reporting

3.1.	AML Reporting. Ultimus agrees to provide anti-money laundering services to the Trust’s direct shareholders and to operate the Trust’s customer identification program for these shareholders, in each case in accordance with the written procedures developed by Ultimus and adopted or approved by the Trust’s Board of Trustees (the “Board”) and with applicable law and regulations.

3.2.	Regulatory Reporting. Ultimus agrees to provide reports to the federal and applicable state authorities, including the SEC. Applicable state authorities are those governmental agencies located in states in which the Fund is registered to sell shares.

3.3.	IRS Reporting. Ultimus will prepare and distribute appropriate Internal Revenue Service forms for shareholder income and capital gains and issue tax withholding reports to the Internal Revenue Service.

4.	Dealer/Load Processing

For each fund with a share class that charges a sales load (either front-end or back-end), Ultimus will:

4.1.	provide reports for tracking rights of accumulation and purchases made under a Letter of Intent;

4.2.	account for separation of shareholder investments from transaction sale charges for purchase of Fund shares;

4.3.	calculate fees due under Rule 12b-1 plans for distribution and marketing expenses; and

4.4.	track sales and commission statistics by dealer and provide for payment of commissions on direct shareholder purchases.

5.	Shareholder Account Maintenance

For each direct shareholder account, Ultimus agrees to perform the following services:

5.1.	maintain all shareholder records for each account in each Fund;

5.2.	as dividend disbursing agent, on or before the payment date of any dividend or distribution, notify the Fund’s custodian of the estimated amount of cash required to pay such dividend or distribution; prepare and distribute to shareholders any funds to which they are entitled by reason of any dividend or distribution and in the case of shareholders entitled to receive additional shares of the Fund by reason of any such dividend or distribution, make appropriate credit to their respective accounts and prepare and mail to such shareholders a confirmation statement with respect to such shares;

Waycross Transfer Agent and Shareholder Services Fee Letter	Page 2 of 3

5.3.	issue customer statements on a scheduled cycle, and provide a duplicate second and third party copies if required;

5.4.	record shareholder account information changes; and

5.5.	maintain account documentation files for each shareholder.

6.	Other Services

Ultimus shall perform other services for the Trust that are mutually agreed upon in a writing signed by the parties for mutually agreed fees, if any, and all out-of-pocket expenses incurred by Ultimus; provided, however that the Trust may retain third parties to perform such other services. These services may include performing internal audit examination; mailing the annual reports of the Funds; preparing an annual list of shareholders; and mailing notices of shareholders’ meetings, proxies, and proxy statements.

The parties duly executed this Transfer Agent and Shareholder Services Addendum as of _____ __, 2015.

	Ultimus Managers Trust On behalf of all Funds listed on Schedule A to the Master Services Agreement		Ultimus Fund Solutions, LLC

By:		By:
Name:	David R. Carson	Name:	Robert G. Dorsey
Title:	President	Title:	President

Waycross Transfer Agent and Shareholder Services Fee Letter	Page 3 of 3